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Mr Donald N Taylor
Basset Shaw
Uxmore Road
Checkendon  RG8 0TD
England

May 24, 1999



Dear Don

This letter sets out the terms and conditions of your employment with Tumbleweed Software Inc and Tumbleweed Limited (together called "Tumbleweed").

1      JOB TITLE, DUTIES AND RESPONSIBILITIES

1.1    You are employed by Tumbleweed as:-

       1.1.1    Vice President, International
       1.1.2    Managing Director, Tumbleweed Software Limited

       and will serve in such other senior capacities as may be agreed from time to time. Your responsibilities will include operations in Europe, Asia and the global development of our Posta Service Provider business. Our Country Manager in Japan and our Director of Business Development in the US will report to you.

1.2 You shall carry out such duties, and exercise such powers and responsibilities, as are appropriate to your position and as may be agreed by you from time to time.

1.3    During the period of your employment with Tumbleweed, you shall:

       1.3.1 report to Jeff Smith (or such other superior officer of Tumbleweed Software Inc as the then Chief Executive Officer shall reasonably specify in writing);
       1.3.2 comply with all lawful and reasonable directions as Tumbleweed shall reasonably give;

2      COMMENCEMENT DATE

2.1 Your employment with Tumbleweed under this Agreement commenced on 7 January 1999.

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2.2    Your continuous employment for statutory purposes also commenced on 7
       January 1999.

3      REMUNERATION

3.1    During your employment with Tumbleweed:

       3.1.1 Tumbleweed Software Limited will pay you a basic salary at the rate of $185,000 (currently converted at $1.65 to the L) per annum which shall be payable to you in the UK in pounds sterling by equal monthly instalments (and pro rata where you are only employed during part of a month);
       3.1.2 Tumbleweed will pay you bonus and commissions in accordance with plans agreed with you for each calendar year, such payments unless otherwise agreed to be made to you gross in US dollars and to such account in the United States as you may nominate. The present plan provides for on-target bonus and commission of US$150,000. You are guaranteed $6,000 in monthly commissions for your first six months of employment

4      HOURS OF WORK

The Company's standard working hours are 39 hours per week, with one hour for lunch. The Company does not normally make special payments for additional hours worked outside the normal hours. You are expected to devote your full-time attention and abilities to the Company during normal working hours.

5      PLACE OF WORK

Your job is formally based at your home but you will also be expected to work from Tumbleweed's offices in Reading and elsewhere by agreement, as reasonable and appropriate to fulfil the needs of the business.

6      EXPENSES

You will be reimbursed all expenses properly incurred in the performance of your duties. Expense claims should be supported by appropriate receipts and will be repaid as soon as possible.

7      BENEFITS

7.1    COMPANY CAR

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       7.1.1    Tumbleweed will provide a car for your business and private use up to a monthly lease value of L850;
       7.1.2 Tumbleweed will be responsible for insuring, maintaining and taxing the car and will also reimburse to you all petrol expenses and business related car expenses such as parking charges.

7.2    PENSION

       7.2.1 Tumbleweed will contribute to such defined pension plan as you nominate (which may, if you elect, be the group scheme) a sum equivalent to 8% of your earnings annually (and pro rata for part thereof).
       7.2.2 There is a contracting out certificate in force in relation to Tumbleweed's company pension scheme.

7.3    INSURANCE PROVISION

       LIFE COVER

       7.3.1 You will be provided with life assurance cover by Tumbleweed which provides four times salary in the event of your death.

       PERMANENT HEALTH INSURANCE

       7.3.2 You will be covered by a permanent health insurance policy provided by Tumbleweed. It comes into effect after 13 weeks' continuous absence from work and then provides monthly payments which, including State Invalidity Benefit, are equivalent to 70% of your earnings.

       PRIVATE MEDICAL COVER

       7.3.3 You and your family are fully covered in the UK by Tumbleweed's private medical and dental insurance plan.
       7.3.4 You and your family will also be entitled to participate at the Company's expense in a comprehensive US private medical and dental cover scheme.

7.4    STOCK AND STOCK OPTIONS

       On joining you have been granted options to purchase 140,000 shares of Tumbleweed common stock in accordance with the terms of those options. In addition, you have received an additional grant of 30,000 shares.

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       In the event that Tumbleweed Software Inc ("the Company") is Acquired
       (as hereinafter defined), 42,500 shares (35,000 from the initial grant, and 7,500 from the second grant) covered by these options that have not vested as of the date of such Acquisition shall immediately become vested without further action of the Company or Optionee; provided, however, that such accelerated vesting shall not occur if it could prevent the Acquisition from qualifying for "pooling of interests" accounting treatment as conclusively determined by the Company.

       An "Acquisition" shall mean any acquisition or merger of the Company with or into, or any sale of all or substantially all of the Company's assets to, another corporation in which (i) the shareholders of the Company immediately prior to such acquisition, merger or sale (the "transaction") own less than 50% of the voting power of the surviving corporation after giving effect to such transaction, and (ii) the board of directors of the surviving corporation immediately after such transaction is not comprised of at least 50% of the board of directors of the Company immediately prior to such transaction.

       Details of any further stock and stock options to which you are entitled from time to time will be dealt with separately.

8      HOLIDAYS

8.1    Tumbleweed's holiday year runs from 1 January to 31 December.

8.2 In addition to Bank and other English public holidays you shall be entitled to 20 working days' holiday in each calendar year which shall accrue from day to day. After three years' continuous employment your annual holiday entitlement will increase to 25 working days. You are entitled to carry over 5 working days holiday from one calendar year to the next provided it is taken by 1 April in the following year.

8.3 On the termination of your employment you shall be entitled to be paid in lieu of accrued untaken holiday on a pro rata basis.

9      INCAPACITY

9.1 If you are at any time absent from work due to illness or injury you shall as soon as reasonably practicable inform the Company of the reason for your absence and its anticipated duration and shall keep Tumbleweed informed of such matters at reasonable intervals.

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9.2    If you are absent from work due to illness or injury for more than seven days (including non-working days), you shall as soon as is reasonably practicable thereafter send to the Company a statement of your incapacity signed by a registered medical practitioner and shall send such further statements, if required, to cover the full period of absence.

9.3 You are required to complete an absence notification form for all absences regardless of their duration or reason.

9.4 For Statutory Sick Pay purposes, your qualifying days shall be your normal working days, which shall be Monday to Friday.

9.5 If you are absent due to illness or injury, provided that you shall have complied with Tumbleweed's then current regulations relating to incapacity you shall be paid Company Sick Pay equivalent to your normal remuneration for up to 13 weeks continuous absence or up to 26 weeks absence in aggregate in any period of twelve months, and thereafter only for such periods as Tumbleweed in its absolute discretion (without obligation) considers reasonable in the circumstances.

9.6 Company Sick Pay payable to you shall be reduced by any Statutory Sick Pay received by you and any State or other benefits recoverable by you.

10     TERMINATION

10.1 Subject to provisions for earlier termination contained in this clause, your employment shall continue until terminated by six months notice in writing by either party.

10.2 Tumbleweed shall be entitled to terminate your employment summarily without notice if you:

       10.2.1 are guilty of gross misconduct;
       10.2.2 have committed a serious or repeated breach of this Agreement other than a breach of a term which (being capable of being remedied) is remedied by you within a reasonable period of your being called upon to do so).

10.3 On the termination of your employment for whatever reason, you shall immediately return to Tumbleweed's office or such other location as Tumbleweed shall direct all original documents, keys or other property belonging to or relating to the business of Tumbleweed which are in your possession or under your control.

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11     DISCIPLINARY AND GRIEVANCE PROCEDURES

11.1 There is no specific disciplinary procedure applicable to your employment.

11.2 The President and CEO of Tumbleweed Software Inc alone has the right to dismiss you. You will have the right to appeal (with representation) to him and from him to the Board of Tumbleweed Software Inc about any decision to dismiss or take other less serious disciplinary action. In cases other than following valid dismissal under clause 10.2 above the Company may decide to suspend you on full pay and require you not to attend work until an appeal decision has been made.

11.3 Any grievance which you have in respect of your employment should be reported to and will normally be dealt with by the President and CEO.

12     RESTRICTIONS

12.1 You shall not during your employment with Tumbleweed without its prior written consent either directly or indirectly be interested or concerned whether as principal, partner, employee, shareholder, director, agent, consultant or otherwise in any other business where this may materially interfere, conflict or compete with the interests of Tumbleweed or the efficient performance of your duties.

13     CONFIDENTIALITY

13.1 You will, during your employment with the Company, have access to confidential information such as technical and business affairs, future plans, inventions and product knowledge, trade secrets, marketing information and relationships with customers. You are expected to protect the confidentiality of this information during and after your employment with the Company and you must not without authority or in the normal course of your employment disclose such information to any third party nor make nor process without authority copies of documents or other media on which such information is recorded.

13.2 This clause shall not apply to information which might come into the public domain other than in consequence of your or any other person's default.

14     GENERAL

14.1 This Agreement replaces any previous agreement governing your employment

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       with Tumbleweed.

14.2 You warrant that you are not subject to any agreement, arrangement or understanding or subject to any other restriction which in any way directly or indirectly restricts or prohibits you from entering into this Agreement or from fully performing your duties and responsibilities set out in this Agreement.

14.3 No variation or amendment to this Agreement shall be legally binding unless and until such variation or amendment is confirmed in writing and signed by you and a duly authorised representative of Tumbleweed.

14.4   There are no collective agreements which affect your employment.

Please sign and date one copy of this letter by way of acceptance of its terms and then return it to me.

Yours sincerely

/s/ Jeff Smith

Jeff Smith

President



I agree and accept the terms and conditions of employment set out in this letter.

SIGNED /s/ Donald N. Taylor
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Donald N Taylor

DATED  3/6/99
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